EXHIBIT 5.1

        May 24, 2004

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

  RE:
  Registration Statement on Form S-3;

  8,000,000 Shares of Common Stock

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Secretary of Avaya Inc. (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), relating to the proposed resale by the Avaya Inc. Master Pension Trust (the "Trust") of up to 8,000,000 shares of Common Stock of the Company, par value $0.01 per share (the "Securities").

        I have examined and am familiar with the Restated Certificate of Incorporation and By-laws of the Company, as each is amended to date, the proceedings of the Board of Directors of the Company on April 22, 2004 and the proceedings of the Pricing Committee of the Board of Directors of the Company on May 24, 2004, each with respect to the proposed registration of the Securities. I have also examined, or caused to be examined, such corporate records, documents and instruments, and I have made, or caused to be made, such investigations of law, as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

        In rendering the following opinions, I have assumed that the actions relating to the authorization, registration and issuance of the Securities taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors after the date hereof.

        Based upon the foregoing, I am of the opinion that:

  1.
  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

  2.
  The Securities have been duly authorized and, when issued to the Trust, will be validly issued, fully paid and non-assessable.

        In rendering the foregoing opinions, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the Federal laws of the United States of America and the laws of the State of Delaware.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
By:	/s/ PAMELA CRAVEN Pamela Craven Senior Vice President, General Counsel and Secretary